Exhibit 8(iv)
AMENDMENT NO. 7 TO
PARTICIPATION AGREEMENT
Among
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY, LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK,
PIMCO VARIABLE INSURANCE TRUST,
And
PIMCO INVESTMENTS LLC

THE PARTICIPATION AGREEMENT, dated May 1, 2001 (the "Agreement"), by and among The Lincoln National Life Insurance Company, and Lincoln Life & Annuity Company of New York (collectively, the "Company"), PIMCO Variable Insurance Trust (the "Fund") and PIMCO Investments LLC (the "Underwriter"), is hereby amended as follows:
1.	The following language shall be added to the Agreement as a new section:
Anti-Money Laundering; Corruption; Sanctions.
a.
Insurance Company represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the "USA PATRIOT Act"), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where it conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"). Insurance Company further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

b.
Insurance Company represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity ("Person") that is, or is controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"). Further, Insurance Company will continue to undertake appropriate due diligence to ensure that neither it nor any Person is subject to sanctions administered or enforced by OFAC. Insurance Company further represents that the foregoing policy prohibits it and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to sanctions administered or enforced by OFAC. Insurance Company acknowledges its ongoing and continuing obligations to comply with the applicable sanctions. Insurance Company will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable sanctions.

c.
Insurance Company represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with Insurance Company, each a "Relevant Person") are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) Insurance Company shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Insurance Company shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

2.	This Amendment shall be effective as of August 1, 2017.
3.	All other terms of the Agreement shall remain in full force and effect.

(Signatures located on following page)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By its authorized officer
By:            /s/ Jayson R. Bronchetti
Name:                                        Jayson R. Bronchetti
Title:	Senior Vice President
Date:            9/5/17
LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
By its authorized officer
By:            /s/ Jayson R. Bronchetti
Name:                                        Jayson R. Bronchetti
Title:	Senior Vice President
Date:            9/5/17
PIMCO VARIABLE INSURANCE TRUST:
By its authorized officer
By:            /s/ Eric D. Johnson
Name:                Eric D. Johnson
Title:            Vice President
Date:            9/18/17
PIMCO INVESTMENTS LLC:
By its authorized officer
By:            /s/ Eric M. Sutherland
Name:                                        Eric M. Sutherland
Title:            President
Date:            9/14/17